Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 29th day of June, 2007, by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”), and Kurt Graves (the “Executive”).

W IT N E S S E T H

WHEREAS, the Company has offered to employ the Executive as the Executive Vice President, Chief Commercial Officer and Head, Strategic Development of the Company;

WHEREAS, the Company and the Executive desire to enter into an employment agreement, which shall set forth the terms of such employment (this “Agreement”); and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each individually a “Party”, and together the “Parties”) agree as follows:

1. DEFINITIONS.

(a) “Base Salary” shall mean the Executive’s base salary in accordance with Section 4 below.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean (i) the Executive is convicted of a crime involving moral turpitude, or (ii) the Executive commits a material breach of any provision of this Agreement not involving the performance or nonperformance of duties, or (iii) the Executive, in carrying out his duties, acts or fails to act in a manner which is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to the Executive, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

(d) a “Change of Control” shall be deemed to have occurred if either:

(i)                            any “person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors (any such owner being herein referred to as an “Acquiring Person”);

(ii)                         a majority of the Company’s Board at any time during the term of this Agreement consists of individuals other than individuals nominated or approved by a majority of the Disinterested Directors; or

(iii)                      all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a Subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (1) a transaction solely for the purpose of reincorporating the company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (2) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Competitive Activity” shall mean engagement directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, as an officer, director, employee, agent, consultant, partner, proprietor, shareholder or otherwise, in any business associated with the biopharmaceutical or pharmaceutical industry which materially competes with the products then under development by, or being marketed, distributed or licensed by, the Company, or any of its affiliates, at any place in which it, or any such affiliate, is then conducting its business, or at any place where products manufactured or sold by it, or any such affiliate, are offered for sale, or any place in the United States or any possessions or protectorates thereof, provided, however, that ownership of five percent (5%) or less of the outstanding voting securities or equity interests of any company shall not in itself be deemed to be competition with the Company.

(g) “Disability” or “Disabled” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Internal Revenue Code (“Code”) Section 22(e)(3); provided that, solely for purposes of determining whether any amount that is payable other than upon termination of employment can be made as a result of disability consistent with the provisions of Code Section 409A, the following definition of “Disability” or “Disabled” shall apply:  an individual is “Disabled”  or has a “Disability” if he is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of no less than 12 months. Alternatively, an individual is considered disabled if he is, because of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.

(h) “Disinterested Director” shall mean any member of the Company’s Board (i) who is not an officer or employee of the Company or any of their subsidiaries, (ii) who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or of any such affiliate or associate and (iii) who was a member of the Company’s Board prior to the date of this Agreement or was recommended for election or elected by a majority of the Disinterested Directors on the Company’s Board at the time of such recommendation or election.

(i) “Effective Date” shall mean July 17, 2007.

(j) “Good Reason” shall mean that, without the Executive’s consent, one or more of the following events occurs during the term of this agreement, and the Executive, of his own initiative, terminates his employment as a result of such event within 90 days of the first occurrence of that event:

(i)                             The Executive ceases to report solely to the Chief Executive Officer or is assigned to any material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the Executive’s position and office as described in Section 3, provided that such reassignment of duties or responsibilities is not for Cause or due to Executive’s Disability, and is not at the Executive’s request;

(ii)                          The Executive’s title is changed from Executive Vice President, Chief Commercial Officer and Head of Strategic Development, or the Executive suffers a reduction in the authorities, duties, and responsibilities customarily associated with his position as described in Section 3, on the basis of which Executive makes a determination in good faith that Executive can no longer carry out such position or office in the manner contemplated at the time this Agreement was entered into, provided that such change in titles or reduction in the authorities, duties or responsibilities is not (a) for Cause, (b) due to Executive’s Disability, or (c) at the Executive’s request; provided, however, that the Executive may not assert that he has Good Reason for termination due to any reduction in duties or responsibilities that are due to a change in the commercial prospects of any one or more of the Company’s product candidates (including but not limited to telaprevir);

(iii)                       The Executive’s Base Salary is decreased;

(iv)                      The Executive is assigned, without the Executive’s consent, to an office location thirty-five (35) or more miles away from the Executive’s office location immediately prior to such reassignment (other than in connection with a change in location of the Company’s principal executive offices, unless the Executive’s office location ceases to be at the Company’s principal executive offices);

(v)                         Failure of the Company’s successor, in the event of a Change of Control, to assume all obligations and liabilities of this Agreement; or

(vi)                      The Company shall materially breach any of the terms of this Agreement.

(k) “Pro-Rata Share of Restricted Stock” for any period shall mean, for any grant of restricted stock as to which the Company’s repurchase right lapses ratably over a specified time (e.g. in equal annual increments over four years), that number of shares as to which the Company’s repurchase right with respect to those shares would have lapsed if the Executive’s employment by the Company had continued for such period.  For any other shares of restricted stock, “Pro-Rata Share of Restricted Stock” shall mean, as to any shares of restricted stock that were granted on the same date and as to which the Company’s repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant, plus the number of days in the period in question, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company’s repurchase right would lapse under the terms of the grant.

(l) “Severance Pay” shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of Executive’s employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive’s employment is terminated, divided by twelve (12) (each of the 12 shares to constitute a “month’s” Severance Pay); provided, however, that in the event Executive terminates his employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating Severance Pay shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

(m) “Subsidiary” shall mean a corporation of which the Company owns 50% or more of the combined voting power of the outstanding securities having the right to vote in an election of directors, or any other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

(n) “Target Bonus” shall mean a bonus for which the Executive is eligible on an annual basis, at a level consistent with his title and responsibilities, under the Company’s bonus program then in effect and applicable to the Company’s senior executives generally, in such amount as may be determined in the sole discretion of the Board.

2. TERM OF EMPLOYMENT.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing on the Effective Date and continuing until termination in accordance with the terms of this Agreement.  The period during which the Executive is employed hereunder is referred to in this Agreement as “term of employment” or the “term of this agreement.”

3. POSITION, DUTIES AND RESPONSIBILITIES.

On the Effective Date, the Executive shall be employed as the Executive Vice President, Chief Commercial Officer and Head, Strategic Development of the Company, and shall be responsible for strategic development, business development, and commercial strategy and operations.  In his capacity as head of strategic development, the Executive will work within a matrix management system, leading cross-functional product development teams, together with the heads of medicines development, drug innovation and realization and other members of senior management, to assess and advance molecules from the pre-clinical development stage through successful launch and post-launch evaluation, and to evaluate the Company’s chemical assets from a portfolio point of view.  As head of business development, the Executive will be responsible for identifying and establishing channels for value creation in the development and commercialization with third party collaborators of assets within the Company’s then-current or projected pipeline, and for investigation of in-licensing or acquisition opportunities for products or product candidates to supplement the Company’s development and commercial portfolio.  As the head of commercial strategy and operations, the Executive will be responsible for commercial launch of the Company’s drug candidates, including the creation and maintenance of effective commercial relationships with the Company’s collaborators for any of those drug candidates.  The Executive will also be responsible for the initial conception and establishment of a sustainable commercial strategy and vision for the Company, and for executing on that strategy and vision for assets in the clinical development stage onward. The Executive will be a member of the Company’s senior management team, which is ultimately responsible for overseeing the operation of the Company’s pharmaceutical business worldwide.  The Executive shall represent and serve the Company faithfully, conscientiously and to the best of the

Executive’s ability and shall promote the interests, reputation and current and long term plans, objectives and policies of the Company, present and future. The Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment, provided, however, nothing set forth herein shall prohibit the Executive from engaging in other activities to the extent such activities do not impair the ability of the Executive to perform his duties and obligations under this Agreement, nor are contrary to the interests, reputation, current and long term plans, objectives and policies of the Company. The Executive, in carrying out his duties under this Agreement, shall report to the Chief Executive Officer of the Company.

4. BASE SALARY.

The Executive’s initial annualized Base Salary shall be not less than $450,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any increase thereto (which shall thereafter be deemed the Executive’s Base Salary) shall be solely within the discretion of the Board.

5. TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

(a) Target Bonus Program:  The Executive shall participate in the Company’s Target Bonus program (and other incentive compensation programs) applicable to the Company’s senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

(b) Sign-On Cash Bonus: The Executive shall receive a sign-on cash bonus in the amount of $250,000 payable (with appropriate deductions as required by law) to the Executive at the first regular pay date applicable to the Executive after the Effective Date.  If the Executive terminates this Agreement without “Good Reason,” and other than as a result of death or Disability, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall repay the sign-on cash bonus to the Company within thirty (30) days of such termination.

(c) Sign-On Stock Option Grant:  The Executive shall be granted a stock option under the Company’s existing stock option plan to purchase 100,000 shares of the Company’s common stock at a price equal to the Fair Market Value of Vertex’s shares, as defined in the Company’s 2006 Stock and Option Plan, on the Effective Date.  The option will vest and become exercisable as to equal numbers of shares of stock quarterly in arrears over the four (4) year period commencing on the Effective Date, and as otherwise specified herein and in the Company’s 2006 Stock and Option plan, and shall be subject to the other terms and conditions specified in a separate grant agreement.

(d) Sign-On Restricted Stock Grant: The Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company by the Executive on the Effective Date, 30,000 shares of the Company’s Common Stock, at a purchase price per share of $0.01.  The Company will retain the right to repurchase these shares at $.01 per share purchase price should the Executive experience a termination of employment, as such term is used in the 2006 Stock and Option Plan, but this repurchase right will lapse as to equal number of shares of stock annually in arrears over the four (4) year period commencing on the Effective Date, and as otherwise specified herein and in the Company’s 2006 Stock and Option

Plan and shall be subject to the other terms and conditions specified in a separate grant agreement.

(e)  Tax Return Preparation Costs: The Executive will be entitled to reimbursement for all reasonable costs incurred for professional assistance in the initial preparation and filing of his individual income tax returns for the 2007 tax year, in the country or countries, and any subdivisions thereof, for which any such returns are required.  If the Executive terminates this Agreement without “Good Reason,” and other than as a result of death or Disability, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall repay to the Company any such amounts previously reimbursed by the Company, within thirty (30) days of his termination date.

6. LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

During the term of employment, the Executive shall be eligible to participate in the Company’s long-term incentive compensation programs applicable to the Company’s senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

7. EMPLOYEE BENEFIT PROGRAMS.

During the term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company, as amended, from time to time to its senior executives, to the same extent and on the same terms applicable to other senior executives. Nothing in this Section shall preclude the Company from amending or terminating any of its employee benefit plans, programs or arrangements.

8. REIMBURSEMENT OF BUSINESS EXPENSES.

During the term of employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

9. RELOCATION REIMBURSEMENT AND RESTRICTED STOCK GRANT:

The Executive will be reimbursed for relocation costs in accordance with the Company’s relocation reimbursement policy currently in effect, with any exceptions to be approved in advance by the Company’s Chief Executive Officer.  In addition, the Executive will purchase, in accordance with the terms of a Relocation Restricted Stock Agreement executed and delivered to the Company by the Executive on the Effective Date, 18,000 shares of the Company’s Common Stock, at a purchase price per share of $0.01.  The Company will retain the right to repurchase these shares at $.01 per share purchase price should the Executive experience a termination of employment for Cause or without Good Reason, as such terms are used in this Agreement, but this repurchase right will lapse as to equal number of shares of stock quarterly in arrears over the three (3) year period commencing on the Effective Date, and as otherwise specified herein and in the Company’s 2006 Stock and Option Plan and shall be subject to the other terms and conditions specified in a separate grant agreement.

10. VACATION.

During the term of employment, the Executive shall be entitled to not less than four weeks’ paid vacation days each calendar year in accordance with the Company’s vacation policy then in effect.

11. TERMINATION OF EMPLOYMENT.

(a)  Termination Due to Death or Disability. If Executive’s employment is terminated due to Executive’s death or Disability, the term of employment shall end as of the date of the Executive’s death or termination of employment due to Disability, and Executive, his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

(i)                             Base Salary earned by Executive but not paid through the date of termination under this Section 11(a);

(ii)                          all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination under this Section 11(a);

(iii)                       a pro rata Target Bonus award for the year in which termination under this Section 11(a) occurs as determined in its sole discretion by the Board;

(iv)                      all stock options held by the Executive as of the date of termination under this Section 11(a) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 12 months, for purposes of vesting and exercise rights, and any stock options that are deemed exercisable as a result thereof shall remain exercisable as provided in Section 11(a)(v) below;

(v)                         all exercisable stock options held by the Executive as of the date of termination under this Section 11(a) shall remain exercisable until the earlier of (1) the end of the one-year period following the date of termination, or (2) the date the option would otherwise expire;

(vi)                      any amounts earned, accrued or owing to the Executive (including any amounts for which the sole remaining condition to payment is that the Executive be employed by the Company on the scheduled payment date) but not yet paid under Sections 6, 7, 8, or 9 above, and in the event of termination due to Disability, benefits due to Executive under the Company’s then-current disability program;

(vii)                   six months of Severance Pay, commencing on the first day of the month following the month in which termination under this Section 11(a) occurred; and

(viii)                the Company’s repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock.  The “period” referenced in the first sentence of the definition of “Pro-Rata Share of Restricted Stock,” and the “period in question” referenced in the second sentence of that definition shall be 12 months.

(b) Termination by the Company for Cause; or Termination by the Executive without Good Reason.  If the Company terminates the Executive’s employment for Cause, or if Executive voluntarily terminates his employment, other than for Good Reason, death or

Disability, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

(i)                             Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 11(b); and

(ii)                          any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, 8, or 9 above.

Termination by Company for Cause shall be effective as of the date noticed by the Company.  Voluntary termination by Executive other than for Good Reason, death or Disability shall be effective upon 90 days’ prior written notice to the Company and shall not be deemed a breach of this Agreement.

In the event of termination by Executive without Good Reason, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive at the rate of his Base Salary for the notice period or for any remaining portion thereof.

(c) Termination by the Company Without Cause; or Termination by the Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)                             Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 11(c);

(ii)                          all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive’s employment under this Section 11(c);

(iii)                       Twelve months of Severance Pay, commencing on the first day of the month following the month during which the Executive’s employment is terminated under this Section 11(c); provided, however, that if the Executive dies while receiving benefits under this Section, all payments shall immediately cease, provided that the Executive or his estate or beneficiaries shall have received no less than a total of six months of Severance Pay;

(iv)                      a pro rata Target Bonus award for the year in which the termination of the Executive’s employment occurs under this Section 11(c), as determined in its sole discretion by the Board of Directors;

(v)                         all exercisable stock options held by the Executive as of the date of the termination of his employment under this Section 11(c) (except for a termination described in the proviso in Section 11(c)(vi) below with respect to a Change of Control) shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the termination of his employment and (ii) the date the stock option would otherwise expire;

(vi)                      all stock options held by the Executive as of the date of termination under this Section 11(c) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 18 months, for purposes of vesting and exercise rights, and any stock options that become exercisable as a result thereof shall remain exercisable as provided in Section 11(c)(v) above, PROVIDED, HOWEVER, that if such termination (1) is by the Company without Cause or by the Executive for Good Reason, and (2) takes place within (90) days prior to a Change in Control or within twelve (12) months after a Change in Control, then all unexercisable and/or unvested stock options held by the Executive as of the date of the termination under this Section 11(c)(vi) shall be deemed exercisable, and any unexercisable and/or unvested stock options which become exercisable as a result thereof shall remain exercisable until the earlier of (a) the end of the 90-day period following the date of the termination or (b) the date the stock option would otherwise expire;

(vii)                   any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, 8, or 9 above;

(viii)                continued participation, as if the Executive were still an employee, in the Company’s medical, dental, hospitalization and life insurance plans in which Executive participated on the date of termination of employment under this Section 11(c), until the earlier of:

(A)              the end of the period during which Severance Pay is payable under Section 11(c)(iii) above; or

(B)                the date, or dates, on which the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

provided, however, that:

(C)                if the Executive is (i) precluded from continuing his participation in medical, dental, hospitalization and life insurance plans as provided in this Section 11(c)(viii) because Executive is not an employee of the Company, and (ii) not receiving equivalent coverage and benefits through a subsequent employer, Executive shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which Executive is unable to participate for the period specified in this Section 11(c)(viii). The economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining an equivalent benefit himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly in advance; and

(ix)                        the Company’s repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock.  The “period” referenced in the first sentence of the definition of “Pro-Rata Share of Restricted Stock,” and the “period in question” referenced in the second sentence of that definition shall be 18 months.  Notwithstanding the foregoing, if such termination (1) is by the Company without Cause or by the Executive for Good Reason, and (2) takes place within (90) days prior to a Change of Control or within twelve (12) months after a Change of Control, then the Company’s lapsing repurchase right with respect to all shares of restricted stock held by the Executive shall lapse.

Notwithstanding anything to the contrary in this Section 11, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company’s repurchase rights, as applicable, except to the extent that the terms of this Employment Agreement are more favorable to the Executive.  If Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of “nonqualified deferred compensation” (as defined under Section 409A of the Code and related guidance) attributable to a “separation from service” (as defined under Section 409A of the Code and related guidance) shall not commence until the first full business day that is more than 6 months since the applicable separation from service (“Deferred Payment Date”).  Any payments which would have otherwise been made between a separation from service and the Deferred Payment Date, but for this paragraph, shall be made in a lump sum on the Deferred Payment Date.  Payments which, in any case, are scheduled to be made after the Deferred Payment Date shall continue according to the applicable payment schedule.

12. MITIGATION.

In the event of any termination of this Agreement, the Company hereby is authorized to offset against any Severance Pay due the Executive during the period for which Severance Pay is due under Section 11 any remuneration earned by the Executive during that period and attributable to any subsequent employment or engagement that the Executive may obtain. Executive shall provide Company written notice of subsequent employment or engagement no later than five (5) business days after commencement by Executive of such employment or engagement.

13. CONFIDENTIALITY; ASSIGNMENT OF RIGHTS.

(a) During the term of employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer of the Company or other entity that has provided such information to the Company, that Executive acquires during the term of employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 13(a).

(b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the term of employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work Executive performs or information Executive receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

14. NONCOMPETITION; NONSOLICITATION.

(a) Notwithstanding any of the provisions herein to the contrary, if the Executive’s employment with the Company is terminated for any reason other than due to Executive’s death or termination by Executive for Good Reason, the Executive shall not engage in Competitive Activity for a period that is the lesser of (i) 12 months from the date of termination under such applicable provision listed above or (ii) the maximum length of time allowed under then current Massachusetts law. The Company may, at its election, waive its rights of enforcement under this Section 14(a).

(b) The Parties acknowledge that in the event of a breach or threatened breach of Sections 13 or 14(a), the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Sections 13 or 14(a), the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Sections 13 or 14(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Sections 13 or 14(a) including the recovery of damages.

15. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

16. REPRESENTATIONS.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and to make the awards provided for herein under the terms of the applicable plans, that all equity grants provided for herein have been duly authorized, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

17. INDEMNIFICATION; INSURANCE.

The Executive shall at all times be indemnified and eligible for advancement of expenses on the same basis as is provided for the Company’s other executive officers and in accordance with the provisions of the Company’s charter and by-laws then in effect.  The Executive shall also be covered under all of the Company’s policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for its other executive officers.

18. ENTIRE AGREEMENT; TERMINATION.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  Subject to the terms of this Agreement the Company shall be entitled to terminate the Executive’s employment at any time, and the Executive may terminate his employment by the Company, at any time, in each case by written notice provided in accordance with Section 25 of this Agreement.

19. AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

20. SEVERABILITY.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. SURVIVORSHIP.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

22. BENEFICIARIES/REFERENCES.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

23. GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws.

24. RESOLUTION OF DISPUTES.

Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel that shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys’ fees incurred by each Party, shall be borne by the Party incurring such costs.

25. NOTICES.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA 02139-4242
Attn: Chief Executive Officer
with copies to:
General Counsel
Vice President of Human Resources

If to the Executive:	Kurt Graves
at his home address then listed in
the Company’s payroll records

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

26. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27. COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

28. SECTION 409A COMPLIANCE.

It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments.  The Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement, if any, as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A.  Nothing in this Section 28 shall require the Company to increase the Executive’s compensation or make the Executive whole for any requested changes.

29. TAX WITHHOLDING; NO GUARANTEE OF ANY TAX CONSEQUENCES.

All payments hereunder shall be subject to all applicable withholding for any federal, state or local income taxes including any excise taxes under the Code.  Notwithstanding any other provision of this Agreement to the contrary or other representation, the Company does not in any way guarantee the tax consequences of any payment or compensation under this Agreement including, without limitation, under Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated

/s/ Joshua S. Boger
Joshua S. Boger
President & Chief Executive Officer

Executive

/s/ Kurt Graves
Kurt Graves